EXHIBIT 4.6

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2012 between LBI Media Holdings, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 10, 2003, providing for the issuance of an aggregate principal amount at maturity of up to $68.4 million of 11% Senior Discount Notes due 2013 (the “Notes”);

WHEREAS, the Company solicited consents (the “Consents”) from the holders of the Notes to the adoption of certain Proposed Amendments (the “Proposed Amendments”) to the Indenture;

WHEREAS, the holders of at least a majority in principal amount at maturity of the Notes outstanding delivered valid Consents to the adoption of the Proposed Amendments; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to join with the Company to execute and deliver this Supplemental Indenture to give effect to the Proposed Amendments.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE.

2.1 Section 4.03 (“Reports”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.2 Section 4.04 (“Compliance Certificate”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.3 Section 4.05 (“Taxes”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.4 Section 4.06 (“Stay, Extension and Usury Laws”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.5 Section 4.07 (“Restricted Payments”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.6 Section 4.08 (“Dividend and Other Payment Restrictions Affecting Subsidiaries”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.7 Section 4.09 (“Incurrence of Indebtedness and Issuance of Preferred Stock”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.8 Section 4.10 (“Asset Sales”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.9 Section 4.11 (“Transactions with Affiliates”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.10 Section 4.12 (“Liens”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.11 Section 4.13 (“Corporate Existence”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.12 Section 4.14 (“Business Activities”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.13 Section 4.15 (“Offer to Repurchase Upon Change of Control”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.14 Section 4.16 (“Limitation on Issuances of Equity Interests in Wholly Owned Restricted Subsidiaries”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.15 Section 4.17 (“Payments for Consent”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.16 Section 4.18 (“Designation of Restricted and Unrestricted Subsidiaries”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.17 Section 5.01 (“Merger, Consolidation or Sale of Assets”) of the Indenture is amended by deleting such section in its entirety and inserting “[Reserved]” in lieu thereof.

2.18 Section 6.01 (“Events of Default”) of the Indenture is amended as follows:

(A) inserting the following text at the end of clause (b) thereof:

“, unless such due date or maturity is extended by the respective holder of the Notes that have not been paid but have otherwise become due and payable whether at maturity, upon redemption or otherwise;”; and

(B) deleting clauses (c), (d), (e), (f), (g), (h) and (i) thereof in their entirety and inserting “[Reserved]”, in each case, in lieu thereof.

2.19 Section 8.04 (“Conditions to Legal or Covenant Defeasance”) of the Indenture is amended by deleting clauses (b), (c), (d), (e), (f) and (g) thereof in their entirety and inserting “[Reserved]”, in each case, in lieu thereof.

2.20 The remaining provisions of the Indenture, including, without limitation, Section 1.01 (“Defined Terms”), and the Notes issued pursuant to the Indenture, in each case, are hereby amended to delete the references to the section or clauses, as applicable, deleted pursuant to Sections 2.1 through 2.19 hereof, as well as the defined terms and other references related to such Sections and clauses, but made irrelevant as a result of their deletion.

3. INDENTURE IN FULL FORCE AND EFFECT. Except to the extent expressly modified or amended by this Supplemental Indenture, the Indenture and all of its covenants, agreements and other provisions remain in full force and effect, and are unchanged by this Supplemental Indenture.

4. EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

5. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Supplemental Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not.

6. SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

8. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Blima Tuller
Name:	Blima Tuller
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Thomas Zrust
Authorized Signatory

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